       IN ACCORDANCE WITH RULE 201 OF REGULATION S-T, THIS FORM 10-SB IS
        BEING FILED IN PAPER PURSUANT TO A TEMPORARY HARDSHIP EXEMPTION.


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-SB
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                MEDIFORCE, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            FLORIDA                                       65-0786902
 -------------------------------            ------------------------------------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)


580 Village Boulevard, Suite 160, West Palm Beach, FL.         33409
------------------------------------------------------       ----------
     (Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code:      (561) 640-6000
                                                   -----------------------------

Securities to be registered pursuant to Section 12(b) of the Act:  None

Securities to be registered pursuant to Section 12(g) of the Act:

                              Common Stock, $.0001
--------------------------------------------------------------------------------
                                (Title of class)

                                     PART I.

ITEM 1.  DESCRIPTION OF BUSINESS

OVERVIEW

         MediForce, Inc. (the "Company"), a Florida corporation, develops, manufactures and markets state-of-the-art, high quality, transparent, lightweight, and revolutionary medical body support devices. Currently, the Company offers four products to the world market and is in the process of developing other products which will be added to its product line. The Company sees itself as an innovative major worldwide source for ergonomic devices, manufactured in the United States, that are cost effective, durable, and attractive enough to encourage the patient or wearer to actually utilize the devices in order to receive the device's therapeutic and preventive benefits.

         In September 1998, the Company formed MediForce Products, Inc. ("MPI"), a wholly-owned subsidiary. MPI was established for the purpose of allowing the Company to separate its business relating to medical devices and allow those operations to develop separately.

         Additionally, in September 1998, the Company agreed to purchase the outstanding shares of stock of General Environmental Technologies, Inc. ("GETI"), a Florida corporation, in exchange for the issuance of 8,500,000 shares of the Company's stock. GETI is engaged in the business of demolition, remediation and environmental clean up of polluted land for large corporations and governmental agencies.

COMPANY HISTORY

         In 1986, Michael F. Cox, the former Chairman of the Company, a widely recognized inventor and artist, injured his back severely and designed a device to support his back. He continued development of his device, which centers on the use of light weight, transparent, and cost effective materials which utilize the physics of opposing forces in order to properly brace various parts of the human anatomy. On March 25, 1993, Mr. Cox incorporated the Company under the name Mold-A-Brace, Inc. to develop and market his back device. The Company later changed its name to MediForce, Inc. on August 22, 1996.

SUBSIDIARIES

MediForce Products, Inc.

         On September 8, 1998, the Company's Board of Directors agreed to form a wholly-owned subsidiary, MediForce Products, Inc. ("MPI"). MPI was incorporated on October 16, 1998, in the State of Florida. In connection with MPI's formation, the Company transferred all of its assets and liabilities to MPI, including the Company's inventory and patents. The Company's founder and former Chairman of the Board was appointed Chairman of the Board of MPI. MPI will continue to offer the products offered by the Company, which are described below.

General Environmental Technologies, Inc.

         General Environmental Technologies, Inc. ("GETI"), was incorporated in the State of Florida on October 7, 1997, as Clean Land Company, and on May 21, 1998, it changed its name to General Environmental Technologies, Inc. GETI is a holding company for three wholly-owned subsidiaries engaged in the business of demolition, remediation and environmental clean up of polluted land for large corporations and governmental agencies.

         On September 9, 1998, the Company agreed to purchase GETI by issuing 8,500,000 shares of its common stock in exchange for 100% of the stock owned by GETI's shareholders. In addition, it is anticipated the Company will receive $250,000 over a period of one year from GETI to provide working capital for MPI.

Iroquois Wrecking Corp.

         Iroquois Wrecking Corp. ("Iroquois Wrecking"), a wholly-owned subsidiary of GETI, is a New York corporation, which provides building demolition services to governmental agencies and all sites which require union or prevailing wage labor pools. Iroquois Wrecking has just completed demolition of a structure at Queens Hospital in Queens, New York, and is continuing operations for the removal of face brick for the New York Housing Authority at Williamsburg Houses in Brooklyn. In November 1998, Iroquois Wrecking will begin the demolition of the Brooklyn Psychiatric Center and an abandoned steel mill in a suburb of Philadelphia, Pennsylvania.

         Iroquois Wrecking does not market its services, but instead procures its contracts by assignment from Iroquois Corp., a related entity. Its parent, GETI, believes that this is the best method of marketing its services because the industry users and insurers then rely on one company as a "one stop shop" for their needs.

Indigo Industries, Inc.

         Indigo Industries, Inc. ("Indigo"), a Florida corporation, was incorporated on January 21, 1997. Indigo, a wholly-owned subsidiary of GETI, has completed a government-related demolition job for the Veterans Administration and is awaiting final payment. GETI contemplates that Indigo will be operated as the asbestos abatement and environmental remediation subsidiary of GETI beginning in 1999. This operational change will allow Indigo to relieve Iroquois Corp., a related entity, of its current asbestos abatement operations. Indigo will begin marketing itself for stand alone operations while providing all related services required by other GETI subsidiaries.

         Competition in asbestos removal and site remediation has dwindled to a minimal number since the demise of the "Super Fund" program which provided for site cleanup with guaranteed federal government payments. The majority of the asbestos removal is now done in buildings undergoing remodeling and in demolition.

Iroquois Corporation

         Iroquois Corporation ("Iroquois"), a Florida corporation, was incorporated on April 28, 1998. Iroquois, a wholly-owned subsidiary of GETI, provides building demolition, tear outs and asbestos abatement services to property owners who do not require union or prevailing wage labor pools. Additionally, Iroquois generally removes all scrap metal from demolished buildings and markets such scrap to enhance each job's profitability. Various trade-related publications have considered Iroquois to be one of the top twenty companies in the United States in both demolition and abatement.

         Iroquois participates in an extremely fragmented industry in which most competitors contract for and complete less than $10 million of work annually. The reasons for this limited competition vary by company; however, all seem to share common attributes such as lack of bonding capacity, lack of financing availability and chronic equipment shortages. Iroquois is anticipated to secure $20 million in contracts in the period from March 1998 through February 1999. Iroquois believes that adequate funding and bonding commitments are in place to meet its needs for the foreseeable future.

         Iroquois is currently completing a $1.8 million demolition job for Federated Department Stores in Hempstead, New York. It is anticipated that this project will be completed in 1998. Additionally, several bids are pending and one bid has been accepted. Iroquois markets itself in the Northeast, Pennsylvania, Delaware, Ohio and Michigan. Also, Iroquois intends to utilize its contacts in the Washington D.C. to Baltimore area as well as in California and Florida to facilitate expansion.

PRODUCTS

Mold-A-Brace

         Mold-A-Brace is a back brace that is a unique transparent body support and brace designed for localized immobilization of parts of the living body whereby the supports are conformable to the area that needs immobilization and healing may be observed. The brace is individually applied on each patient by heat-forming two opposing transparent plates to the patients abdomen and back, which are locked in place with velcro straps. MPI designs and manufactures the brace under the Mold-A-Brace trademark. The Company plans to have Mold-A-Braces available for twenty different parts of the human body. There is a worldwide potential need for 16 million conformable braces per year, based upon a rate of only one brace per month per medical practitioner who utilizes such braces.

Bio-Back

         Bio-Back is a pre-formed generic lower back support which uses the science of physics and applies opposing forces, to align the spine, support the abdomen, and ergonomically promote correct and erect posture. Bio-Back helps prevent back injury and promotes correct posture.

Based upon 80 million Americans who suffer from back pain, the Company estimates there is a total of 1.1 billion potential users for the Bio-Back in the marketplace of eighteen countries.

Bio-Wrist

           Bio-Wrist is a new state-of-the-art patented product which alleviates the pain of Carpal Tunnel Syndrome. The Bio-Wrist immobilizes the human wrist with opposing forces without impeding the use of the hand and fingers. Based upon 20 million Americans who suffer from wrist pain, the Company estimates there is a worldwide total of 270 million potential users of the Bio-Wrist.

Bio-Elbow

         The Bio-Elbow uses patented opposing forces and an extensor muscle dome to aid in eliminating the pain of tennis or golf elbow as well as repetitive motion tendinitis. Based upon 10 million Americans who suffer from forearm pain, the Company estimates there is a worldwide total of 138.5 million potential customers for the Bio-Elbow.

SERVICES

         GETI, through its wholly-owned subsidiaries, Iroquois Wrecking Corp., Indigo Industries, Inc., and Iroquois Corporation, provides services relating to the demolition, remediation, and environmental clean up of polluted land for large corporations and governmental agencies. GETI has won several contracts for services subject to adequate financing of these projects, which total approximately $14,324,000 and are anticipated to be completed within the next two years. The subsidiaries provide their services primarily in the Northeast area of the country. Furthermore, GETI has upcoming bids totalling approximately $38,600,000 subject to adequate financing which may be completed over the next one to three years. These bids require adequate working capital to service these projects. Any environmental compliance costs are contract specific.

THE MARKET

         Presently, the Company sells its products nationally. However, the market for the Company's orthopedic and ergonomic products is growing at a rapid rate. The world's population is sustaining more recreational and occupational injuries than ever before. There is a worldwide market of 1.5 billion people with medical problems, back, wrist, or arm, who need and can use the Company's current products.

         The Company's orthopedic and ergonomic products have a current market place in the areas of:

         Medical Practitioners    Occupational Safety     Internet Sales
         Hospitals                Sports and Recreation   Home Shopping Television
         Medical Supply Dealers   Mass Marketing          Infomercial
         Sport Medicine           Mail Order              Television Commercials

         The American Institute of Preventive Health estimates that there are 80 million Americans currently suffering from some form of back pain. Back injuries are the leading cause of Workers Compensation claims, and the second largest cause of absenteeism. According to CTDNEWS, from the Center for Workplace Health Information, back supports have annual sales of $300 million in the U.S. alone.

         Additionally, due to the increase of occupations requiring repetitive motion, such as working at a computer, Carpal Tunnel Syndrome is becoming a major factor in health costs. University of Minnesota researchers estimate that Carpal Tunnel Syndrome costs Americans at least $2 billion each year.

Marketing Plan

         The Company's marketing strategy is to enhance, promote, and support the fact that the Company's products are state-of-the-art, cost effective, and offer more benefits than competing products.

Sales Strategy

         The Company's sales strategy is to position the Company's products as the cost effective "Roll Royce" of body supports in both the therapeutic and preventive marketplaces. Sales strategy specific to the Bio-Wrists and Bio-Elbow will be based upon test marketing currently being done.

         The Company started marketing its products in September of 1995 and has successfully shown products at the National Safety Council Congress, the Medical Trade Show, the American Academy of Orthosists and Prosthesists, and the Promotional Products Association International Show. Additionally, the Company plans to film commercials which will be produced and used in the Company's advertising campaign. The Company believes that advertising and promotion, along with attendant publicity, is the keystone for successful marketing and brand recognition. The strategy is to position the Company as the leading manufacturer in the market.

         All Company products are presently featured on a CD-ROM medical supply catalog distributed by the Medical Data Institute. This catalog contains over 575,000 products and is regarded as the main reference source for medical supply dealers and health care facilities. Products brochures, catalog sheets and the Bio-Back video are professional state-of-the-art sales materials.

PATENTS

         The Mold-A-Brace is protected under United States Patent Number 5,433,697 under its generic name "Conformable Back Brace with Abdominal Support." This patent is granted to Michael Cox, the Company's former, and MPI's current, Chairman of the Board. The Bio-Wrist is protected under United States Patent Number 5,672,150. This patent is also granted to Mr. Cox. All of the other products of the Company are protected under patent pending as well as patents pending in 17 foreign countries granted to Mr. Cox. All medical body support devices manufactured by MPI are protected under an exclusive patent license agreement in 18 countries.

         On May 25, 1998, the Company executed a license agreement with Mr. Cox to exclusively use, sell, distribute, manufacture, market, develop and sublicense the Mold-A-Brace throughout the world. The license agreement will continue in effect until May 25, 2004. In consideration for this license agreement, Mr. Cox is to receive $100,000 annually.

EMPLOYEES

         As of September 30, 1998, the Company had personnel consisting of 60 full-time employees and 5 part-time employees.

ITEM 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS

BUSINESS OPERATIONS OVERVIEW

         During the first quarter of the fiscal year 1998, the Company spent the majority of management time designing new molds for the currently marketed product and developing additional products for the support of chronically painful or injured wrists and elbows. The Company also concentrated on interviewing potential manufacturers and mold makers as well as preparing additional marketing materials for the roll out of the new and improved product line.

         The Company intends to market all of the products over the remainder of the fiscal year by returning to television advertising in January 1999, and hiring a sales force to market directly to the country's major drug store chains, and general merchandise discounters. Additional niche markets include golf and tennis pro shops, and medical professional practices, including orthopedic physicians and chiropractors. All of the above markets will be attacked nationwide. Initially, the Southeast and East markets will enjoy the product roll out. The ability to market the product line is dependent upon receiving adequate financing.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the attached condensed financial statements and notes thereto.

Financial Results of Operations

         The Comparison of the Three Months Ended June 30, 1998, to the Three Months Ended June 30, 1997.

         The Company's revenue decreased from $357,388 for the quarter ended June 30, 1997, to $18,317 for the quarter ended June 30, 1998. This decrease is a direct result of the failure to find suitable manufacturing for the Bio-Back products after the prior manufacturing of the product was found to be defective.

         Cost of sales decreased to $16,230 for the quarter ended June 30, 1998, from $42,886 for the same quarter in 1997. The reduction is due to the decline in sales. The increase in the percentage of cost of sales is explained by the requirement to fulfill warranty requirements for the products returned to the Company due to the defective manufacturing described above.

         The Company's general and administrative costs decreased to $117,532 for the quarter ended June 30, 1998, from $554,927 for the quarter ended June 30, 1997. The decrease is due to the fact the 1997 quarter included $458,127 in advertising costs for which no comparable costs were incurred in the 1998 quarter.

         The Company reported a net loss for the first fiscal quarter of 1998 of $24,480 compared to a loss of $253,635 for the 1997 first fiscal quarter. The loss reduction was created by a one-time event for additional earnings not related to operations totaling $93,258. The largest gain was from the issuance of common stock for $74,144.

         The Comparison of the Year Ended March 31, 1998, to the Year Ended March 31, 1997.

         The Company's annual revenues increased from $113,570 for the year ended March 31, 1997, to $1,648,606 for the same annual period ending March 31, 1998. This increase was a result of the first full year of direct marketing efforts for the Bio-Back. Previous product marketing had not been effective.

         The Company's cost of sales increased to $107,707 for the year ended March 31, 1998, from $51,121 for the year ended March 31, 1997. The cost increase was a direct result of the increase in units sold and the shift to a new and less expensive product.

         The Company's annual general and administrative expenses increased to $542,601 for the year ended March 31, 1998, from $262,948 for the comparable period ending in 1997. This increase is explained by increases in personnel and related expenses. Moreover, cost for advertising increased to $1,669,212 for the 1998 year end from $364,110 for the year ended 1997. The increase was a direct result of television marketing nationwide designed to introduce the Bio-Back, which was reasonably successful as evidenced by the increase in revenue.

         For the year ended 1998 the net loss increased to $800,524 from a net loss of $603,097 for the fiscal year ended 1997 as a result of the increased costs mentioned above.

LIQUIDITY AND CAPITAL RESOURCES

         Because of the improper manufacturing and product failure, which resulted in the Company honoring requests for refunds, the Company lost a great deal of money. The Company's management made attempts to secure additional financing which were ultimately unsuccessful leading to the emergency meeting to acquire another company which could provide financing.

         The infusion of capital by the newly acquired subsidiary will allow the Company to perform. In the event of an unexpected failure of the business plan or future financing, the Company will seek revenues from additional business partners as may be required. As a result of the acquisition, the subsidiary is required to provide $250,000 for working capital. The subsidiary's commitment covers a one year time period rather than an immediate cash infusion.

         The Company had a net deficit of $1,133,247 at June 30, 1998. The Company for the years ended March 30, 1998 and 1997, had a negative cash flow from operations of $598,204 and $623,581, respectively. Furthermore, for three months ended June 30, 1998, the negative cash flow from operations was $38,056. Additionally, as a result of the acquisition of General Environmental Technologies, Inc. ("GETI") and the conversion of debt to equity, the pro forma stockholder's equity increased to $2,909,458 as if the transaction had occurred at June 30, 1998. The acquisition of GETI was in the form of an exchange of stock for stock. As of June 30, 1998, GETI had a book value equity of $3,065,205. MediForce Products, Inc. must become profitable in the very near future or it will be spun off as a separate entity.

ITEM 3.           DESCRIPTION OF PROPERTY

         The Company maintains its headquarters in West Palm Beach, Florida. The Company rents warehouse space under a two year operating lease expiring January 31, 1999. The lease calls for base rent of $3,000 per month.

         GETI maintains its headquarters in Florida and has facilities located in New York and Michigan. GETI leases its headquarters from its management and, accordingly, GETI is not required to pay rent for its headquarters. However, this arrangement will end shortly at which time GETI will obtain adequate facilities to service its operations. GETI and its subsidiaries are not required to pay rent through September 30, 1999, for its New York City location in Queens County. This location is shared with several other contractors (unrelated parties) one of which performed services for the landlord in 1993 and currently receives space rent free in consideration for those services. That contractor does business with GETI.

         The land and building utilized by GETI in Michigan (part of the related party transactions) was acquired to provide an area for a demolition yard and repair facility for anticipated jobs in Detroit and other potential sites in Michigan, Ohio, and Indiana. It will take approximately $100,000 to renovate the building to meet the above job requirements plus a commitment to acquire the needed equipment and vehicles to service such projects is approximately $300,000 of leased equipment (not a capital lease). If the anticipated contracts for demolition jobs do not materialize, GETI may have to sell or lease the Michigan property.


ITEM 4.           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of October 28,1998, the number and percentage of shares of Common Stock owned of record and beneficially by each officer and/or director of the Company, and by any other person or firm that owns more than five percent (5%) of the Company's outstanding Common Stock and by all officers and directors as a group.



                          NAME AND ADDRESS OF                  AMOUNT AND                PERCENTAGE OF
TITLE OF CLASS            BENEFICIAL OWNER                     NATURE OF OWNER           CLASS
--------------            -------------------                  ---------------           -------------
Common                    Bradley T. Ray                       1,501,000                     15.7%
                          580 Village Boulevard
                          West Palm Beach, Fl. 33409

Common                    Norman J. Birmingham                 1,501,000                     15.7%
                          580 Village Boulevard
                          West Palm Beach, Fl. 33409

Common                    Charles C. Chillingworth             1,401,000                     14.6%
                          580 Village Boulevard
                          West Palm Beach, Fl. 33409

Common                    Mary Schwab                          3,397,500                     35.5%

Common                    All officers and directors           4,403,000                     46.0%
                          as a group

ITEM 5.           DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

MANAGEMENT -- DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

MediForce, Inc.

         The following sets forth the name of the Company's directors, executive officers, and key employees as of September 9, 1998. The directors of the Company are elected annually by the shareholders and the officers are appointed annually by the Board of Directors.


NAME                                  AGE                           POSITION
Bradley T. Ray                         48               Chairman of the Board of Directors

Norman J. Birmingham                   43               Director, Chief Financial Officer

Charles C. Chillingworth               55               Director, President


         All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified, subject to earlier removal and replacement by the shareholders. Officers hold office until the first meeting of directors following the annual meeting of shareholders and until their successors are elected and qualified, subject to earlier removal and replacement by the Board of Directors.

Biographies of the Company's Directors, Executive Officers and Key Employees

         Bradley T. Ray is Chairman of the Board of the Company and GETI. Mr. Ray is also an executive officer with A/R Mediquest.

         Norman J. Birmingham is a director and Chief Financial Officer of the Company and GETI. Mr. Birmingham is also president of Wolverine Financial Services, Inc.

         Charles C. Chillingworth is a director and President of the Company and GETI.

MediForce Products, Inc.

         Wilma Cox currently serves as President, Secretary and Director of MPI. Prior to September 1998, Ms. Cox served as President, Secretary and Director of the Company.

         Michael Cox currently serves as Chairman of the Board of Directors MPI. Prior to September 1998, Mr. served as Chairman of the Board of the Company.

ITEM 6.           COMPENSATION

Director Compensation

         The Company does not pay compensation to its directors. However, all officers and directors are reimbursed for any expenses incurred on behalf of the Company. Directors are reimbursed for expenses pertaining to attendance at meetings, including travel, lodging and meals.

Executive Compensation

         The Company has written employment agreements with Bradley T. Ray, Norman J. Birmingham, and Charles C. Chillingworth. Pursuant to the agreements, the Company has agreed to pay each officer an annual salary of $120,000, plus two percent (2%) of the annual net pre-tax profit of the Company. In addition, each officer receives an automobile allowance of $800 a month from the Company. Each contract is for a term of five years. Prior to entering into the agreements with the Company, the aforementioned individuals had similar agreements with GETI. However, these agreements have been superceded by the agreements with the Company.

         Also, GETI entered into a Business Consulting Agreement with Philip Schwab, pursuant to which GETI pays Mr. Schwab $120,000 per year, for a period of five years, commencing on January 1, 1998, in exchange for business advice. Under the Agreement, Mr. Schwab is also entitled to a bonus of two percent (2%) of the annual net pre-tax profit of GETI.

ITEM 7.           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company was incorporated on March 23, 1993. Since its incorporation, the Company has issued 8,146,398 shares of its Common Stock.

         The former majority stockholder of the Company advanced funds to the Company during the years ended March 31, 1998 and 1997, for operational expenses incurred on behalf of the Company. The Company had agreed to repay the advances when funds were available. In or about September, 1998, the stockholder agreed to cancel the notes in exchange for shares of the Company's stock.

         GETI has a $700,000 line of credit with a national bank secured by Certificates of Deposit ("CD's") of a related party. GETI is owed $814,596 in related party receivables from the same individual who secured the credit line with personal CD's. The net receivable balance is $293,196 and is shown on GETI's balance sheet as a net receivable since those were related party transactions in the individual's name. Between November 13, 1998 and December 11, 1998 its anticipated that the credit line will revert to the Company as the related party individual will repay the Company and remove his personal CD's as collateral for the credit line.

ITEM 8.           DESCRIPTION OF SECURITIES

                  The Company is authorized to issue 60,000,000 shares of common stock, $.0001 par value per share. As of September 7, 1998, 8,146,398 shares of Common Stock are issued and outstanding. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or pre-emptive rights. There are no sinking fund provisions. In the event of liquidation of the Company, the holders of Common Stock will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The Company may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but had paid no cash dividends on its Common Stock to date.

DIVIDENDS

         The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid any dividends since its inception, however, it intends to pay dividends as soon as business operations permit.

ADDITIONAL INFORMATION

         The foregoing statements are a summary of the rights and privileges of the holders of the Company's Common Stock. It does not purport to be complete and its subject to the provisions of the corporate law of the State of Florida, the Securities Act of 1993, the Securities Exchange Act of 1934, as amended, and to the terms of the Company's Articles of Incorporation, as amended, and Bylaws. The foregoing statements are qualified in their entirety by such references.

                                    PART II.

ITEM 1.           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The principal market where the Company's equity is traded is the Over-the-Counter Bulletin Board ("OTCBB"). The range of high and low bids for the Company's equity for each of the past three quarters since trading began in February, 1998 is as follows:

           Year         Quarter         High         Low
           ----         -------         ----         ---

           1998         March           2 7/8       2 3/8
           1998         June             9/16         1/4
           1998         September         .85         3/4

         Although trading began in February, 1998, the Company's equity was initially listed on the OTCBB in November, 1997. In or about September, 1998, the Company approved a reverse stock split of 40-to-1. After the reverse split, the Company's stock traded at a high and low bid of $28.00 on the quarter ending September 30, 1998.

ITEM 2.           LEGAL PROCEEDINGS

         Neither the Company nor its subsidiaries are a party to any legal actions which could have a material adverse effect on its business, financial condition or results of operations.

ITEM 3.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
         The Articles of Incorporation, as amended, of the Company provide for indemnification to the full extent permitted by Florida law of all persons it has the power to indemnify under Florida law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The provisions of the Company's Articles of Incorporation, as amended, which provide for indemnification may reduce the likelihood of derivative litigation against the Company's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

                                    PART F/S

FINANCIAL STATEMENTS

         The following selected financial data should be read in conjunction with the financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The Company's statement of operations for the periods ended March 31, 1998 and 1997, and the Company's balance sheet as of March 31, 1998 and 1997 are derived from, and are qualified by reference to, the audited financial statements, which have been audited by Weinberg & Company, P.A. and should be read in conjunction with those financial statements and notes thereto. GETI's consolidated statement of income from inception on March 23, 1998, until June 30, 1998, and the consolidated balance sheet at June 30, 1998, are derived from, and are qualified by reference to, the unaudited financial statements, which have been reviewed by Oppenheim & Ostrick and should be read in conjunction with those financial statements and notes thereto.

                     INDEX TO COMBINED FINANCIAL STATEMENTS


PART I - FINANCIAL INFORMATION FOR MEDIFORCE, INC.


        ITEM 1 - AUDITED FINANCIAL STATEMENTS:

        INDEPENDENT AUDITORS' REPORT WEINBURG & COMPANY, P.A. .................................1
        BALANCE SHEETS - MARCH 31, 1998 AND 1997 ..............................................2
        STATEMENT OF STOCKHOLDERS' DEFICIT - YEARS ENDED MARCH 31, 1998 AND 1997 ..............3
        STATEMENTS OF OPERATIONS - YEARS ENDED MARCH 31, 1998 AND 1997 ........................4
        STATEMENTS OF CASH FLOWS - YEARS ENDED MARCH 31, 1998 AND 1997 ........................5-6
        NOTES TO FINANCIAL STATEMENTS .........................................................7-15

        ITEM 2  UNAUDITED FINANCIAL STATEMENTS:

        ACCOUNTANTS' COMPILATION REPORT .......................................................16
        BALANCE SHEET - JUNE 30, 1998 .........................................................17
        STATEMENT OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 1998 ............................18
        STATEMENT OF STOCKHOLDERS' DEFICIT - THREE MONTHS ENDED JUNE 30, 1998 .................19
        STATEMENT OF CASH FLOWS - THREE MONTHS PERIODS ENDED JUNE 30, 1998 AND 1997 ...........20
        NOTES TO FINANCIAL STATEMENTS .........................................................21


PART II - FINANCIAL INFORMATION FOR GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.


        ACCOUNTANTS' REVIEW REPORT - OPPENHEIM & OSTRICK, CPA'S ...............................22
        CONSOLIDATED BALANCE SHEET - JUNE 30, 1998 ............................................23
        CONSOLIDATED STATEMENT OF INCOME - FROM INCEPTION ON MARCH 23, 1998
          UNTIL JUNE 30, 1998 .................................................................24
        CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT - FROM
          INCEPTION ON MARCH 23, 1998 UNTIL JUNE 30, 1998 .....................................25
        CONSOLIDATED STATEMENT OF CASH FLOWS - FROM INCEPTION ON
          MARCH 23, 1998 UNTIL JUNE 30, 1998 ..................................................26
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ............................................27-31


PART III - UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


        PRO FORMA COMBINED FINANCIAL DATA .....................................................32
        PRO FORMA BALANCE SHEET - JUNE 30, 1998 ...............................................33-34
        PRO FORMA STATEMENT OF OPERATIONS - JUNE 30, 1998 .....................................35
        PRO FORMA STATEMENT OF STOCKHOLDERS' EQUITY - JUNE 30, 1998 ...........................36
        NOTES TO PRO FORMA COMBINED FINANCIAL DATA ............................................37

                                 MEDIFORCE, INC.
                              FINANCIAL STATEMENTS
                              AS OF MARCH 31, 1998












                                     [LOGO]

                                 MEDIFORCE, INC.

                                    CONTENTS

PAGE    1 - INDEPENDENT AUDITORS' REPORT

PAGE    2 - BALANCE SHEETS AS OF MARCH 31, 1998 AND 1997

PAGE    3 - STATEMENTS OF STOCKHOLDERS' DEFICIENCY
             FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

PAGE    4 - STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
             MARCH 31, 1998 AND 1997

PAGE  5-6 - STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
             MARCH 31, 1998 AND 1997

PAGE 7-15 - NOTES TO FINANCIAL STATEMENTS AS OF
             MARCH 31, 1998 AND 1997


                                     [LOGO]

[WEINBERG & COMPANY, P.A. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
 Mediforce, Inc.

We have audited the balance sheets of Mediforce, Inc., as of March 31, 1998 and 1997 and the related statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mediforce, Inc. as of March 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $800,524 during the year ended March 31, 1998, and, as of that date, had a working capital deficiency of $355,477 and a stockholders' deficiency of $1,226,711. As discussed more fully in Note 14 to the financial statements, the Company's business plan for the year ended March 31, 1999 contemplates reduced operating losses and obtaining additional working capital from a public offering. The Company's ability to achieve the foregoing elements of its business plan, which would be necessary for it to realize its assets and satisfy its liabilities in the ordinary course of business is uncertain. Those conditions raise some substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ WEINBERG & COMPANY, P.A.
                                          --------------------------------------
                                          WEINBERG & COMPANY, P.A.
Boca Raton, Florida
June 22, 1998

[WEINBERG & COMPANY, P.A. LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Mediforce, Inc.

We have audited the balance sheets of Mediforce, Inc., as of March 31, 1998 and 1997 and the related statements of operations, stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mediforce, Inc. as of March 31, 1998 and 1997 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $800,524 during the year ended March 31, 1998, and, as of that date, had a working capital deficiency of $355,477 and a stockholders deficiency of $1,226,711. As discussed more fully in Note 14 to the financial statements, the Company's business plan for the year, ended March 31, 1999 contemplates reduced operating losses and obtaining additional working capital from a public offering. The Company's ability to achieve the foregoing elements of its business plan, which would be necessary for it to realize its assets and satisfy its liabilities in the ordinary course of business is uncertain. Those conditions raise some substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty .

                                       /s/ WEINBERG & COMPANY, P.A.
                                       -----------------------------------------
                                       WEINBERG & COMPANY, P.A.
Boca Raton, Florida
June 22, 1998

                                 MEDIFORCE, INC.
                                 BALANCE SHEETS
                          AS OF MARCH 31, 1998 AND 1997

                                                                       1998                1997
                                                                   -----------         -----------
CURRENT ASSETS
   Cash and cash equivalents                                       $    11,919             200,635
   Accounts receivable                                                   7,632              30,801
   Inventory                                                            62,286              44,407
   Prepaid expenses and other
     current assets                                                     15,574               5,689
                                                                   -----------         -----------

            Total Current Assets                                        97,411             281,532

      PROPERTY AND EQUIPMENT - NET                                      63,343              65,400
      DEPOSITS                                                           5,850               5,600
      LICENSES, PATENTS AND TRADEMARKS -
        NET OF AMORTIZATION                                            114,768              23,234
                                                                   -----------         -----------

TOTAL ASSETS                                                       $   281,372         $   375,766
                                                                   ===========         ===========
                    LIABILITIES AM STOCKHOLDERS' DEFICIENCY

      CURRENT LIABILITIES
         Notes payable                                             $   220,000         $    50,000
         Accounts payable and accrued expenses                         232,888              50,909
                                                                   -----------         -----------

               Total Current Liabilities                               452,888             100,909

      NOTES PAYABLE - STOCKHOLDERS                                     849,959             799,962
      ADVANCES FROM STOCKHOLDER                                        205,236             200,736
                                                                   -----------         -----------

               Total Liabilities                                     1,508,083           1,101,607
                                                                   -----------         -----------

      STOCKHOLDERS' DEFICIENCY
         Common stock, $.0001 par value,
           10,000,000 shares authorized,
           3,586,398 and 2,803,300 shares
           issued and outstanding respectively
           as of March 31, 1998 and 1997                                   359                 280
         Common stock warrants                                              14                  13
         Capital in excess of par                                      333,964              34,390
         Deficit                                                    (1,553,548)           (753,024)
                                                                   -----------         -----------
                       Total                                        (1,219,211)           (718,341)
         Less Treasury Stock                                             7,500               7,500
                                                                   -----------         -----------

           Total Stockholders' Deficiency                           (1,226,711)           (725,841)
                                                                   -----------         -----------

    TOTAL LIABILITIES AND STOCKHOLDERS'
      DEFICIENCY                                                   $   281,372         $   375,766
                                                                   ===========         ===========

                 See accompanying notes to financial statements.

                                     [LOGO]

                                MEDIFORCE, INC.
                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                  FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

                                                     COMMON STOCK      CAPITAL                                         TOTAL
                                COMMON STOCK           WARRANTS       IN EXCESS                TREASURY   STOCK    STOCKHOLDERS'
                              SHARES     AMOUNT    NUMBER    AMOUNT    OF PAR       DEFICIT     SHARES    AMOUNT    DEFICIENCY
                            ----------   ------   --------   ------   ---------   -----------   ------   -------   -------------
BALANCE - MARCH 31, 1996    $   99,800    $ 10          --     --      $ 34,390   $  (149,927)   1,000   $(7,500)  $  (123,027)

ISSUANCE OF COMMON STOCK
  AND WARRANTS - CASH        2,703,500     270     128,000     13            --            --       --        --           283

NET (LOSS) FOR THE YEAR
  ENDED MARCH 31, 1997              --      --          --     --            --      (603,097)      --        --      (603,097)
                            ----------    ----    --------    ---      --------   -----------   ------   -------   -----------
BALANCE - MARCH 31, 1997     2,803,300     280     128,000     13        34,390      (753,024)   1,000    (7,500)     (725,841)

ISSUANCE OF COMMON STOCK
  WARRANTS - CASH               16,000       2       8,000      1            --            --       --        --             3

ISSUANCE OF COMMON STOCK-
  ACQUISITION OF INTANGIBLE
  ASSETS                        25,000       2          --     --        87,498            --       --        --        87,500

ISSUANCE OF COMMON STOCK -
  SETTLEMENT OF DEBT           175,000      18          --     --       174,982            --       --        --       175,000

ISSUANCE OF COMMON STOCK -
  SERVICES                     567,098      57          --     --        37,094            --       --        --        37,151

NET (LOSS) FOR THE YEAR
  ENDED MARCH 31, 1998              --      --          --     --            --      (800,524)      --        --      (800,524)
                            ----------    ----    --------    ---      --------   -----------   ------   -------   -----------
BALANCE - MARCH 31, 1998    $3,586,398    $359    $136,000     14      $333,964   $(1,553,548)   1,000   $(7,500)  $(1,226,711)
                            ==========    ====    ========    ---      --------   -----------   ------   -------   -----------

                See accompanying notes to financial statements.

                                     [LOGO]

                                 MEDIFORCE, INC.
                            STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

                                            1998                1997
                                         -----------         -----------
REVENUES NET                             $ 1,648,606         $   113,570

COST OF SALES                                107,707              51,121
                                         -----------         -----------

GROSS PROFIT                               1,540,899              62,449
                                         -----------         -----------

OPERATING EXPENSES
   Advertising                             1,669,212             364,110
   General and administrative
     expense                                 542,601             262,948
   Depreciation and amortization              25,106              13,598
   Interest expense                          104,504              24,890
                                         -----------         -----------
         Total Operating Expenses          2,341,423             665,546
                                         -----------         -----------

NET (LOSS)                               $  (800,524)        $  (603,097)
                                         ===========         ===========

(LOSS) PER SHARE

(Loss) per share                                (.24)               (.23)
                                         ===========         ===========

Weighted average shares
    outstanding                            3,295,200           2,603,467
                                         ===========         ===========

                See accompanying notes to financial statements.

                                     [LOGO]

                                 MEDIFORCE, INC.
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

                                                          1998              1997
                                                       ---------         ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) from operations                           $(800,524)         (603,097)
  Adjustments to reconcile net (loss)
    to net cash (used in) operating activities:
  Depreciation and amortization                           25,106            13,598
  Changes in assets (increase) decrease:
    Accounts receivable                                   23,169           (30,801)
    Inventory                                            (17,879)           (8,195)
    Prepaid expenses and other current assets             (9,885)           (5,689)
    Deposits                                                (250)           (5,600)
  Changes in liabilities increase (decrease):
    Customer deposits                                         --            (9,000)
    Accounts payable and accrued expenses                181,979            25,203
                                                       ---------         ---------
       Net Cash Flow (Used In)
         Operating Activities                           (598,284)         (623,581)
                                                       ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                     (18,083)          (47,047)
  License, patents and trademarks                        (96,500)               --
                                                       ---------         ---------
       Net Cash Flows (Used In)
         Investing Activities                           (114,583)          (47,047)
                                                       ---------         ---------

CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from note payable - bank                           --            50,000
  Proceeds from note payable - stockholders               49,997           799,962
  Proceeds from note payable - Scarlett
    Investment Group                                     170,000                --

  Issuance of common stock and warrants                  299,654               283
  Loans from stockholder                                   4,500            14,638
                                                       ---------         ---------
       Net Cash Provided By
         Financing Activities                            524,151           864,883
                                                       ---------         ---------
NET INCREASE (DECREASE) IN CASH                         (188,716)          194,255

CASH AND CASH EQUIVALENTS -
  BEGINNING                                              200,635             6,380
                                                       ---------         ---------
CASH AND CASH EQUIVALENTS -
  ENDING                                               $  11,919         $ 200,635
                                                       =========         =========

                 See accompanying notes to financial statements.

                                     [LOGO]

                                MEDIFORCE, INC.
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED MARCH 31, 1998 AND 1997

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:


                                                       1998       1997
                                                   ----------    -------

Cash paid during the years for:
    Interest                                       $   10,459    $5,776
                                                   ==========    ======



                 See accompanying notes to financial statements.

                                     [LOGO]

                                 MEDIFORCE, INC.

                          NOTES TO FINANCIAL STATEMENTS
                          AS OF MARCH 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A. Organization

            Mediforce, Inc., F/K/A Mold-A-Brace, Inc. a Florida corporation incorporated in 1993, engages in the manufacturing of orthopedic and ergonomic supports.

            On August 10, 1996, the Company changed the Company's name to Mediforce, Inc. and amended the Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of $.0001 par value common stock.

        B.  Accounts Receivable and Revenue Recognition

            Accounts receivable are presented net of the allowance for doubtful accounts. Revenue is recorded upon shipment of the product to the customer.

         C. Inventory

            Inventory consists of raw materials and finished goods which are stated at the lower of cost or market by the first-in, first-out method.

         D. Property and Equipment

            Property and equipment are stated at cost. Depreciation is provided on the accelerated and straight-line methods over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

         E. License, Patents and Trademarks

            License, patents and trademarks are being amortized over their respective remaining lives, up to 15 years, on a straight line basis. Accumulated amortization as of March 31, 1998 and 1997 was $4,966 and $3,112, respectively.

                                     [LOGO]

                                 MEDIFORCE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          AS OF MARCH 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      F. Industry Segment

         The Company is in the business of developing manufacturing and marketing certain medical brace products. Initial marketing is contemplated in the major population centers of the United States. Later expansion will be in additional domestic and international markets.

      G. Advertising Costs

         Advertising costs consist of costs relating to the production of video commercials, infomercials and their marketing costs. All advertising costs are expensed in the period incurred.

      H. Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      I. Use of Estimates in the preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates

      K. Fair Value

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

                                     [LOGO]

                                 MEDIFORCE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          AS OF MARCH 31, 1998 AND 1997

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The carrying amounts of the Company's financial instruments, including receivables, accounts payable and accrued liabilities, approximates fair value due to the relatively short period to maturity for these instruments. The carrying value of the Company's notes payable approximates fair value based on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 2 - LICENSE AGREEMENT

         On May 25, 1993, the Company executed a license agreement with the inventor and holder of the patents to exclusively use, sell, distribute, manufacture, market, develop and sublicense the orthopedic supports in the United States. The license agreement will continue in effect until the patent expires on December 24, 2008 or, under certain conditions, the patents will be sold to the Company (See Note 8). In consideration for this license agreement, the inventor and holder of the patents is to receive $40,000 annually, payable $10,000 quarterly for the life of the patent. Subsequent to the fifth year, the payment shall be two percent of the gross sales rice, payable quarterly if it is in excess of the $40,000 minimum yearly payment. Included in accounts payable and accrued expenses is $40,000 relating to this agreement for the year ended March 31, 1998. All prior amounts owed under this agreement through March 31, 1997 had been forgiven.

NOTE 3 - RELATED-PARTY TRANSACTIONS

         The majority stockholder of the Company advanced funds during the years ended March 31, 1998 and 1997, to Mediforce, Inc. for operational expenses incurred on behalf of the Company. The advances are non-interest bearing and payable to the stockholder when funds are available. The majority stockholder has agreed to continue advancing funds as necessary to finance the working capital and other financial requirements of the Company (See Note 10).

                                     [LOGO]

                                 MEDIFORCE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                         AS OF MARCH 31, 1998 AND 1997

NOTE 4 - INVENTORY

         Inventory consists of the following:

                                                           1998        1997
                                                         -------     -------
             Raw materials and supplies                  $42,834     $     -
             Finished goods                               19,452      44,407
                                                         -------     -------
             TOTAL                                       $62,286     $44,407
                                                         =======     =======

NOTE 5 - PROPERTY AND EQUIPMENT

         The following is a summary of property and equipment at March 31, 1998 and 1997:

                                                           1998        1997
                                                         -------     -------
            Molds                                        $46,753     $35,753
            Equipment                                     43,031      36,245
            Furniture and fixtures                         8,457       8,160
            Leasehold improvements                           700         700
                                                         -------     -------
                 Total                                    98,941      80,858
            Less:   Accumulated depreciation              35,598      15,458
                                                         -------     -------
                    PROPERTY AND EQUIPMENT - NET         $63,343     $65,400
                                                         =======     =======


NOTE 6 - NOTES PAYABLE

         Note payable - bank,
          collateralized by an assignment
          of a life insurance policy
          and the personal guarantee of
          the president of the Company.
          Interest at 2 1/4% over
          bank's prime (10.75% at March 31,
          1998) payable monthly.                        $ 50,000     $50,000

         Note payable - Scarlett Investment
          Group, Inc., secured by 325,000
          shares of stock to be held in
          escrow. The loan becomes due 90
          days after Mediforce, Inc. is
          trading on NASD Electronic
          Bulletin Board. Interest is at
          7.8%, accrued interest was
          $9,554 at March 31, 1998. In June
          1998 $20,000 was repaid and $150,0OO
          was converted into common stock
          (See Note 15).                                $170,000           -
                                                        --------    --------
            TOTAL NOTES PAYABLE - CURRENT               $220,000    $ 50,000
                                                        ========    ========

                                     [LOGO]

                                 MEDIFORCE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          AS OF MARCH 31, 1998 AND 1997

NOTE 7 - INCOME TAXES

        Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of March 31, 1998 and 1997, the Company had no material current tax liability, deferred tax liability or deferred asset because the Company's valuation reserve is equal to the deferred tax asset arising from the net operating losses.

        As of March 31, 1998, the Company had available, for income tax purposes, approximate net operating loss carryforwards expiring as follows:


                       March 31, 2009      $   25,000
                       March 31, 2010          76,000
                       March 31, 2011          45,000
                       March 31, 2012         603,000
                       March 31, 2013         800,000
                                           ----------
                       TOTAL               $1,549,000
                                           ==========

NOTE 8 - LEASE COMMITMENTS

        The Company rents warehouse and office space in Boca Raton, Florida under two and one year operating leases expiring January 31, 1999 and October 15, 1998, respectively. The leases call for base rent of $3,000 and $2,092 per month, respectively. The office lease is subject to a 5% annual base rate adjustment on the yearly anniversary. This lease also calls for the Company to pay common area maintenance (CAM) expenses (as defined) in addition to the base rent. Future minimum lease payments due under noncancellable leases at March 31, 1998 are as follows:


           For the year ending March 31, 1999                $ 44,650
                                                             --------
                                        TOTAL                $ 44,650
                                                             ========

                                     [LOGO]

                                MEDIFORCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         AS OF MARCH 31, 1998 AND 1997

NOTE 9 - SIGNIFICANT CONCENTRATION OF CREDIT RISK

        The Company's cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to 100,000. The Company is exposed to risk for the amount of funds held in any one bank in excess of the insurance limit. At March 31, 1998, the Company did not have any bank deposits in excess of the insurance limit. In assessing its risk, the Company's policy is to bank with high quality financial institutions.

NOTE 10 - STOCK ISSUANCES AND NOTES PAYABLE - STOCKHOLDERS

        During the year 1996, the majority stockholder returned 476,200 shares to the Company. The financial statements for all of the years have been adjusted to reflect this transaction.

        On August 22, 1996, the Company increased its authorized common stock to 10,000,000 shares, with a par value of $.0001. The Board of Directors also approved a stock split increasing the number of then outstanding shares to 2,149,800, of which 2,100,000 are held by the controlling shareholder.

        During the year ended March 31, 1998 and 1997, the Company issued 783,098 and 653,500 new shares at a par value of $.0001 per share.

        On June 6, 1996, the Company entered into an agreement with AMG Investing Group, Inc. (AMG) for the purpose of acquiring interim financing leading to an initial public offering of the Company's stock.

        The interim financing was to generate at lease $1 million followed by an anticipated initial public offering. Each $25,000 investing unit consisted of a promissory note, with interest at 10% payable one year in arrears. Each unit also contained 8,000 shares of common stock which will have registration rights in the initial public offering, and 4,000 three year warrants to purchase 1 share per warrant of common stock at $5.00 per share. The common stock underlying the warrant will be registered with the initial public offering. The notes will be retired with proceeds of the initial public offering or at the end of two years, whichever comes first. For each $25,000 unit issued, $.80 was allocated to common stock and $.40 was allocated to the warrant.

                                     [LOGO]

                                 MEDIFORCE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          AS OF MARCH 31, 1998 AND 1997

NOTE 10 - STOCK ISSUANCES AND NOTES PAYABLE - STOCKHOLDERS - CONTINUED

        In May 1997, the interim financing was completed. Thirty four units were sold resulting in notes payable balances of $849,959. In addition, 272,000 shares of common stock at a par value of $.0001 totaling $27 and 136,000 warrants amounting to $14 were issued. As of March 31, 1998 accrued interest relating to the notes was $103,615 and is included in accounts payable and accrued expenses. (See Note 15)

        In consideration for the above services being performed by AMG, the Company agreed to pay AMG 10% on all monies delivered to the Company from the interim financing, and 1% of all monies delivered by the initial public offering if said offering is a direct result of AMG's efforts and set in place by AMG. Total payments made to AMG or any other agent shall not exceed 10% of total monies raised.

        On June 20, 1997, the Company entered into a release and settlement agreement with AMG Investment Group, Inc. (AMG) for all compensation to be paid to AMG. The company issued 125,000 shares of founder stock at a par value of $.0001. Only 13% of the shares (16,250 shares) may be sold the first day Mediforce, Inc. trades publicly, the remainder falls under the normal registration period for the founder stock.

NOTE 11 - ASSET ACQUISITION

        On August 28, 1997, the Company entered into an agreement with an individual to purchase molds, inventory and the patent and trademark rights of a hand exercise devise for 25,000 common shares having a total value of $87,500.

NOTE 12 - PUBLIC TRADING

        On November 25, 1997, the Company was approved by the NASD to list its common shares on the OTC Electronic Bulletin Board.

NOTE 13 - SALES AND MANUFACTURING INTERRUPTION

        In October, 1997, the Company temporarily discontinued manufacturing and its television advertising program due to a breakage problem with one of its major products. Although some products sold were replaced, the Company estimates that approximately $252,000 in sales will be or have been refunded.

                                     [LOGO]

                                 MEDIFORCE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          AS OF MARCH 31, 1998 AND 1997

NOTE 13 - SALES AND MANUFACTURING INTERRUPTION - CONTINUED

        Laboratory testing results indicated that the Company's primary subcontractor supplier did not meet the specifications required for production. In December, 1997, the Company changed suppliers and is currently producing replacement inventory. In addition, the Company is pursuing various legal and other remedies to mitigate its financial and goodwill losses.

        No estimates of the potential for recovery of losses can be estimated at the date of this report.

NOTE 14 - GOING CONCERN UNCERTAINTY

        The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial operating losses in recent years. In addition, the Company has used substantial amounts of working capital in its operations. Further, at March 31, 1998 current liabilities exceed current assets by $355,477 and total liabilities exceed total assets by $1,226,711.

        As discussed in Note 13, Sales and Manufacturing Interruption, the Company sustained substantial operating losses during fiscal year ended March 31, 1998 due to production defects in one of its major products, which had since been remedied.

        The Company is currently restructuring some of its debt and seeking alternate public or private financing. (See Note 15)

        In view of these matters, realization of a portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

                                     [LOGO]

                                MEDIFORCE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                         AS OF MARCH 31, 1998 AND 1997

NOTE 15 - SUBSEQUENT EVENTS

        Pursuant to the terms of a settlement agreement dated June 25, 1998, the 325,000 shares of common stock held in escrow as collateral for the $150,000 loan discussed in Note 6 will be owned by Scarlett Investment Group, Inc. In consideration for taking the shares, Scarlett agreed that it would not seek payment of the $161,700 in principal and accrued interest on the loan. Additionally, any 'restrictions placed on the 300,000 freely tradeable shares received by Scarlett in consideration under the terms of its consulting agreement will be removed.

        The Company's management is proposing converting its bridge notes (Note
        10) to equity. Under the proposal the Company will issue 100 shares of its common stock for each $100 of bridge note.

        On June 15, 1998, the majority shareholder's wife filed a UCC-1 financing statement in connection with loans to the Company covering all of Mediforce's assets now owned or subsequently acquired by the Company.

        On June 20, 1998, the majority shareholder advanced $150,000 to the Company, in the form of a loan.

                                     [LOGO]

                   [OPPENHEIM & OSTRICK, C.P.A.'S LETTERHEAD]

                         ACCOUNTANTS' COMPILATION REPORT



To the Board of Directors
Mediforce, Inc.
West Palm Beach, Florida

We have compiled the accompanying balance sheet of Mediforce, Inc. as of June 30, 1998, and the related statements of operations, stockholders' deficit and cash flows for the three months ended June 30, 1998 and 1997 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and accordingly, do not express an opinion or any form of assurance on them.



/s/ OPPENHEIM & OSTRICK

Culver City, California
October 7, 1998

                                 MEDIFORCE, INC.
                                  BALANCE SHEET
                                  JUNE 30, 1998
                                   (UNAUDITED)

                                     ASSETS

Current Assets:
   Cash                                                              $    17,204
   Accounts receivable - house, net of allowance
     for doubtful accounts of $10,000                                      8,070
   Inventory                                                              47,856
   Prepaid expenses                                                        6,104
                                                                     -----------

          Total current assets                                                             $    79,234

Property & equipment (at cost)                                            98,241
  Less accumulated depreciation                                          (39,200)
                                                                     -----------

          Property and equipment, net                                                           59,041

Other assets:
  Deposits                                                                 5,850
  Other assets                                                           112,720
                                                                     -----------

          Total other assets                                                                   118,570
                                                                                           -----------
                                                                                           $   256,845
                                                                                           ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                                                        78,356
  Loan payable - bank                                                     50,000
                                                                     -----------

          Total current liabilities                                                        $   128,356


Long-term liabilities:
  Note payable - stockholders                                            935,000
  Note payable - stockholder                                             326,736
                                                                     -----------

          Total long-term liabilities                                                        1,261,736
                                                                                           -----------

          Total liabilities                                                                  1,390,092

Stockholders' deficit:
  Common stock, $.0001 par value, authorized 10,000,000
    shares, issued and outstanding 3,999,120 shares                          400
  Stock warrants                                                              14
  Additional paid-in capital                                             456,324
  Treasury stock                                                         (11,957)
  Accumulated deficit                                                 (1,578,028)
                                                                     -----------

          Total stockholders' deficit                                                       (1,133,247)
                                                                                           ------------
                                                                                           $   256,845
                                                                                           ============



            See accompanying selected notes to financial statements

                                 MEDIFORCE, INC.
                             STATEMENT OF OPERATIONS
                    THREE MONTHS ENDED JUNE 30, 1998 AND 1997



                                          1998           1997
                                      -----------    -----------
Net sales                             $    18,317    $   357,388

Cost of sales                              16,230         42,886
                                      -----------    -----------

Gross profit                                2,087        314,502

General and administrative expenses       117,532        554,927
                                      -----------    -----------

Operating loss                           (115,445)      (240,425)

Other income (expense):
  Interest expense                         (2,293)       (23,210)
  Miscellaneous income                     19,114              0
  Gain on issuance of common stock         74,144              0
                                      -----------    -----------
                                           90,965        (23,210)
                                      -----------    -----------

Net loss                              $   (24,480)   $  (263,635)
                                      ===========    ===========

Loss per share                        $      (.01)   $      (.10)
                                      ===========    ===========

Weighted average shares outstanding     3,792,759      2,632,300
                                      ===========    ===========


                 See accompanying notes to financial statements

                                 MEDIFORCE, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                       FOR THE PERIOD ENDED JUNE 30, 1998



                                                                 Common
                                  Common Stock                Stock Warrants        Paid-in
                              Shares        Amount          Number      Amount      Capital      Deficit
                           -----------   -----------       -------   -----------  -----------  -----------
Balance, March 31, 1998      3,586,398   $       359       136,000   $        14  $   333,964  $(1,553,548)

Legal services rendered         87,722             9                                   36,991


Exchange of common
stock for debts                325,000            32                                   74,112

Retirement of common stock                                                             11,257

Net loss for three months
ended June 30, 1998                                                                                (24,480)
                             ---------   -----------       -------   -----------  -----------  -----------
Balance, June 30, 1998       3,999,120   $       400       136,000   $        14  $   456,324  $(1,578,028)
                             =========   ===========       =======   ===========  ===========  ===========



                                                     Total
                               Treasury Stock      Stockholders'
                              Shares    Amount        Deficit
                              ------  -----------   -----------
Balance, March 31, 1998        1,000  $    (7,500)  $(1,226,711)

Legal services rendered                                  37,000


Exchange of common
stock for debts                                          74,144

Retirement of common stock    20,000       (4,457)        6,800

Net loss for three months
ended June 30, 1998                                     (24,480)
                              ------  -----------   -----------
Balance, June 30, 1998        21,000  $   (11,957)  $(1,133,247)
                              ======  ===========   ===========


             See accompanying selected notes to financial statements

                                 MEDIFORCE, INC.
                             STATEMENT OF CASH FLOWS
                FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997



                                                          1998        1997
                                                       ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                             $ (24,480)  $(263,635)
  Non-cash expenses included in net loss:
    Amortization                                           2,048       2,048
    Depreciation                                           4,302       2,725
    Issuance of common stock for professional service
      rendered                                            37,000           0
    Gain on exchange of common stock for debts            74,144           0
  (Increase) decrease in:
    Accounts receivable                                     (438)     12,322
    Inventory                                             14,430       8,225
    Prepaid expenses                                       9,470      (2,293)
  Increase (decrease) in:
    Accounts payable and accrued expenses               (154,532)     72,003
                                                       ---------   ---------

          Net cash used by operating activities          (38,056)   (168,605)
                                                       ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                           0      (2,310)
  Retired of common stock                                  6,800           0
                                                       ---------   ---------

          Net cash provided (used) by investing
          Activities                                       6,800      (2,310)
                                                       ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments on) short-term borrowings     (170,000)    150,000
  Proceeds from short-term borrowings - officer          206,541      49,998
  Issuance of common stock and warrants                        0          15
                                                       ---------   ---------

          Net cash provided by financing activities       36,541     200,013
                                                       ---------   ---------

          Net increase in cash                             5,285      29,098

          Cash, beginning of period                       11,919     200,635
                                                       ---------   ---------

          Cash, end of period                          $  17,204   $ 229,733
                                                       =========   =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest             $   2,293   $   2,198
                                                       =========   =========

  Cash paid during the period for income taxes         $       0   $       0
                                                       =========   =========


                 See accompanying notes to financial statements

                                 MEDIFORCE, INC.
                          NOTES TO FINANCIAL STATEMENTS


1.     General:

           The unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation for each of the periods presented. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.

           The Company is in the business of developing, manufacturing and marketing certain medical brace products. Initial marketing is contemplated in the major population centers of the United States. Later expansion will be in additional domestic and international markets.


2. Summary of significant accounting policies:

       (See audited financial statements in Item 1.)

3. Going concern uncertainty:

       (See audited financial statements in Item 1.)

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1998

                                     ASSETS


Current Assets:
   Accounts receivable                                      $   310,734
   Inventory                                                     55,638
   Advance to contractors                                       244,798
   Receivable from related party                                293,196
                                                            -----------

          Total current assets                                                $   904,366

Property & equipment (at cost)                                2,973,792
  Less accumulated depreciation                                 (69,545)
                                                            -----------

          Property and equipment, net                                           2,904,247

Other assets:
  Deposits                                                       14,000
                                                            -----------

          Total other assets                                                       14,000
                                                                              -----------
                                                                              $ 3,822,613
                                                                              ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                          $   269,757
  Accrued expenses                                               14,731
  Note payable - related party                                  450,919
  Income taxes payable                                           22,000
                                                            -----------

          Total current liabilities                                           $   757,407

Stockholders' equity:
  Common stock authorized 10,000,000 shares, no par
    value; issued and outstanding 2,969,693 shares            2,969,693
  Additional paid-in capital                                     55,638
  Retained earnings                                              39,874
                                                            -----------

          Total stockholders' equity                                            3,065,205
                                                                              -----------
                                                                              $ 3,822,612
                                                                              ===========



                 See accompanying notes and accountants' review
              report which are integral parts of this balance sheet

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                       FOR THE PERIOD ENDED JUNE 30, 1998



                                             From Inception
                                            on March 23, 1998
                                           Until June 30, 1998
                                  -----------------------------------
Net sales                         $1,240,742                    100.0 %

Cost of sales                        813,909                     65.6
                                  ----------               ----------

Gross profit                         426,833                     34.4

Operating expenses                   364,959                     29.4
                                  ----------               ----------

Income before taxes                   61,874                      5.0

Income taxes                          22,000                      1.8
                                  ----------               ----------

Net income                        $   39,874                      3.2 %
                                  ==========               ==========



                 See accompanying accountants' review report and
                notes which are integral parts of this statement

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        FROM INCEPTION ON MARCH 23, 1998
                               UNTIL JUNE 30, 1998



                                      Common Stock           Paid-in      Retained
                                Shares        Amounts        Capital       Earnings        Balance
                             ----------     ----------     ----------     ----------     ----------
Issuance of common stock      2,969,693     $2,969,693     $        0     $        0     $2,969,693

Inventory contributed                 0              0         55,638              0         55,638

Net income                            0              0              0         39,874         39,874
                             ----------     ----------     ----------     ----------     ----------

End of period                 2,969,693     $2,969,693     $   55,638     $   39,874     $3,065,205
                             ==========     ==========     ==========     ==========     ==========




                 See accompanying accountants' review report and
                notes which are integral parts of this statement

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                       FOR THE PERIOD ENDED JUNE 30, 1998




                                                              From Inception
                                                              on March 23, 1998
                                                             Until June 30, 1998
                                                             -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                    $    39,874
  Non-cash expenses included in net income:
    Depreciation                                                     69,545
  (Increase) decrease in:
    Advance to contractors                                         (165,295)
    Accounts receivable                                            (310,734)
    Prepaid expenses                                                 49,781
    Related party receivable                                       (293,196)
    Deposits                                                         (1,000)
  Increase (decrease) in:
    Accounts payable                                                269,757
    Related party payables                                          305,799
    Income tax payable                                               22,000
    Accrued expenses                                                 14,731
                                                                -----------

             Net cash provided by operating activities                1,262
                                                                -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                 (4,098)
                                                                -----------
             Net cash used by investing activities                   (4,098)
                                                                -----------

             Net decrease in cash                                    (2,836)

             Cash, beginning of period                                2,836
                                                                -----------
             Cash, end of period                                $         0
                                                                ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                        $     9,532
                                                                ===========

  Cash paid during the year for income taxes                    $         0
                                                                ===========


SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING INFORMATION:
  Inventory contributed                                         $    55,638
                                                                ===========
  Property and equipment contributed                            $ 2,969,693
                                                                ===========


                 See accompanying accountants' review report and
                notes which are integral parts of this statement

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE PERIOD ENDED JUNE 30, 1998


1. Summary of significant accounting policies and business activity:

        Consolidation

        The consolidated financial statements for June 30, 1998 include the accounts of the Company and its wholly owned subsidiaries. Significant inter-company accounts and transactions have been eliminated.

        Organization and principal business activities

        The Company was incorporated in Florida on March 1, 1998 as Clean Land Company. On May 13, 1998, the Company changed its name to General Environmental Technologies, Inc.

        The Company activities are demolition, remediation and environmental clean up of polluted land for large corporations and governmental agencies.

        On March 1, 1998 the Company contributed plant, equipment and set up operations on March 23, 1998.

        Cash and equivalents

        The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. The Company held no cash equivalents at June 30, 1998

        Accounts receivable

        Accounts receivable are recorded based on the stage of completion accounting. There is a 10% retainer until final customer approval after the job is completed. Most jobs are based on bids ending in project job contracts.

        As of June 30, 1998, there were no disputes that would cause the Company to setup an estimate for uncollectible customer projects.

        Inventories

        Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out method. The Company's inventory consist mostly of land fill materials used directly in its operations. As of June 30, 1998. The inventory of $55,638 was contributed to the Company by a stockholder.

        Advances to Contractors

        The Company has advanced to suppliers and subcontractors in order to meet delivery schedules specified in their contract with their customers. It is anticipated all advances will be earned no later than December 31, 1998 by which time all the projects are anticipated to be complete.



                   See accompanying accountants' review report

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE PERIOD ENDED JUNE 30, 1998


1. Summary of significant accounting policies and business activity (cont'd):

        Property and equipment

        Major expenditures for property and equipment and those which substantially increase useful lives are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or other wise disposed of, their costs and related accumulated amortization and depreciation are removed from the respective accounts and resulting gains or losses are included in income. Depreciation is based on a useful life of three (3) years for vehicle and three (3) to seven (7) years useful life for all other types of equipment. Buildings have a useful life of thirty nine (39) years.

        Deferred income tax accounts

        Deferred tax provision/benefits are calculated for certain transactions and events because of differing treatments under generally accepted accounting principals and the currently enacted tax laws of the federal government. The results of these differences on a cumulative basis, known as temporary differences, result in the recognition and measurement of deferred tax assets and liabilities in the accompanying balance sheets.

        Management use of estimates and certain significant estimates

        The preparation of financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.


2. Income taxes:

        The Company will file its taxes as a C corporation for the federal and state tax returns.




                   See accompanying accountants' review report

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE PERIOD ENDED JUNE 30, 1998


3. Deferred income taxes:

        The Company has adopted SFAS No. 109, "Accounting for Income Taxes," which requires a liability approach to financial accounting and reporting for income taxes.

        The difference between the financial statement and tax basis of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have a future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liability accounts.


4. Related party transactions:

        Receivable and payables related party transactions and credit line facility:

        The Company has a $700,000 line of credit with a national bank secured by certificates of deposits (CD's) of a related party. The interest rates are 8% fixed on the outstanding loan balance and 5% on the $700,000 of collateralized CDs per annum, as of June 30, 1998. The Company had an outstanding loan balance of $521,400 leaving the Company approximately $179,000 availability on its credit line. The line of credit is in force over a three year period maturing May 13, 2001.

        The Company also is owed $814,596 in related party receivables from the same individual who secured the credit line with personal CD's. The net receivable balance is $293,196 and is shown on the balance as a net receivable since those were related party transactions in the individual name. Between November 13, 1998 and December 11, 1998 its anticipated that the line will revert to the Company as the related party individual will repay the Company and remove his personal CD's as collateral totaling $700,000 for the line.



                   See accompanying accountants' review report

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE PERIOD ENDED JUNE 30, 1998


4. Related party transactions (cont'd):

        Notes payable from related parties will mature as follows:


               Principal payment plus accrued interest at 10%
               per annum all payable on March 31, 1999             $241,919

               Principal payments plus accrued interest at 10%
               per annum all payable on April 30, 1999              209,000
                                                                   --------

               Total principal payments                            $450,919
                                                                   ========


        None of the above transactions are collateralized by UCC filings or any conversion rights into shares of common stock.

        Capital stock contributed

        The Company received an independent appraisal on property, plant and equipment items totaling $2,721,000 of the $2,969,693 on the June 30, 1998 balance sheet. The other capital expenditure totaling $248,693 were purchased from an individual in exchange for stock. All of these assets were contributed to the Company in return for common stock at a price of one dollar per share. The only related party active is a consultant to the business who contributed the $419,493 of equipment and vehicles and the president who is legal counsel to the Company.

        Rent

        The headquarters building in Florida is rent free from an attorney who is legal counsel to the Company. This arrangement will end shortly and the Company will get adequate space to service company operations.

        Related party transactions

        The Company's source of capital contributions came from the transfer of equipment of other corporations who are related parties. However, the Company is taking steps to remove the related party influence. None of the related parties are directors of the Company as however, one party is actively engaged as a management consultant because of his stature in sales and operations within the industry and the president is the firms attorney. The individual who are related parties plan to put their shares in a trust with an independent trustee, so there is no appearance of influence on company activities except for the shareholder who acts as the management consultant.





                   See accompanying accountants' review report

                    GENERAL ENVIRONMENTAL TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       FOR THE PERIOD ENDED JUNE 30, 1998



5. Commitments and contingencies:

        The Company and its subsidiaries are not required to pay rent through September 30, 1999 for its New York City location in Queens County. This location is shared with several other contractors (unrelated parties) one of which performed services for the landlord in 1993 and currently receives space rent free in consideration for those services. That contractor does business with the Company.

        The land and building located in Michigan (part of the related party transactions) was acquired to provide an area for a demolition yard and repair facility for anticipated jobs in Detroit and other potential sites in Michigan, Ohio, and Indiana. It will take approximately $100,000 to renovate the building to meet the above job requirements plus a commitment to acquire the needed equipment and vehicles to service such projects is approximately $300,000 of leased equipment (not a capital lease). If the anticipated contracts for demolition jobs don't materialize, the Company may have to sell or lease the Michigan property.


6. Subsequent events:

        The Company has won several contracts for services subject to adequate financing of these projects, approximating $14,324,000 and are anticipated to be complete within the next two years.

        Furthermore, the Company has upcoming bids totaling approximately $38,600,000 subject to adequate financing which may be completed over the next one to three years. These bids require adequate working capital to service these projects. If the Company can not show adequate working capital, they will not win these bids.

        On September 9, 1998, Mediforce, Inc. purchased General Environmental Technologies, Inc. (GETI) by issuing 8,500,000 shares of its common stock in exchange for the 100% shares owned by GETI shareholders. Furthermore, Mediforce, Inc. will receive $250,000 from GETI to provide working capital for Mediforce Products, Inc. a wholly owned subsidiary of Mediforce, Inc. GETI will make payments from anticipated cash flow within a one year period from the acquisition date from anticipated equity financing or from current operations.






                   See accompanying accountants' review report

                                 MEDIFORCE, INC.
                               UNAUDITED PRO FORMA
                             COMBINED FINANCIAL DATA


The following unaudited pro forma condensed, combined balance sheet of Mediforce, Inc. has been prepared to present the consolidated financial position of Mediforce, Inc. a publicly held entity as if the exchange of General Environmental Technologies, Inc. (GETI) common stock for Mediforce shares of common stock took place on April 1, 1997.

Upon completion of the transaction, Mediforce, Inc. will own 100% of the outstanding common stock of GETI, and the corporate name of GETI will be changed to Mediforce, Inc.

(1) On September 9, 1998, Mediforce, Inc. purchased General Environmental Technologies, Inc. (GETI) by issuing 8,500,000 shares of its common stock in exchange for the 100% shares owned by GETI shareholders. Furthermore, Mediforce, Inc. will receive $250,000 from GETI to provide working capital for Mediforce Products, Inc. a wholly owned subsidiary of Mediforce, Inc. GETI will make payments from anticipated cash flow within a one year period from the acquisition date from anticipated equity financing or from current operations.

(2) Mediforce, Inc., an electronic bulletin board firm had no ability to have adequate funding to support its manufacturing and marketing of its product line, and GETI wants to go public to raise capital to meet the cash requirements of some larger projects the Company is planning to bid.

(3) All of the pro forma adjustments were made as of June 30, 1998 in consideration of the September 9, 1998 acquisition described earlier. The adjustments reflected transactions effected during the minutes of shareholders and directors of Mediforce, Inc. meetings on September 8 and 9, 1998. Earnings per share take into effort a 1 for 40 common stock reverse split of all shares outstanding effective September 8, 1998. On on September 2, 1998, Mediforce increased its authorized shares of common stock to 60,000,000. Earnings per share calculations for the fiscal year ended March 31, 1998 and the three months ended June 30, 1998 take the reverse split into effect.

The purpose for the pro forma adjustments is to reflect the change in capitalization of the combined entity, with appropriate changes to earnings per share of Mediforce, Inc. to reflect the acquisition of GETI.

The following unaudited pro forma, condensed financial statements of Operations of Mediforce, Inc. for the twelve months period ended March 31, 1998 and the three months ended June 30, 1998 have been prepared as if the exchange of common stock of GETI for Mediforce, Inc. took place on April 1, 1997.

These unaudited pro forma condensed financial statements should be read in conjunction with the selected financial data and notes included elsewhere herein.

The following unaudited pro forma, condensed financial statements are not necessarily indicative of the results of combined operations that would have occurred had the acquisition been effective on April 1, 1997 or the future results of the combined companies. All material non-recurring charges are fully disclosed in the pro forma financial statements.

                                 MEDIFORCE, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                                  JUNE 30, 1998

                                     ASSETS



                                           Mediforce,                                                               Pro Forma
                                              Inc.            GETI           Pro Forma          Adjustments           Totals
                                          -----------      -----------      -----------         -----------         -----------
Current assets:
  Cash                                    $    17,204      $         0      $         0         $         0         $    17,204
  Accounts receivable - house, net of
    allowance for doubtful accounts             8,070          310,734                0                   0             318,804
  Inventory                                    47,856           55,638                0                   0             103,494
  Prepaid expenses                              6,104                0                0                   0               6,104
  Other receivables                                 0          244,798                0                   0             244,798
                                          -----------      -----------      -----------         -----------         -----------

          Total current assets                 79,234          611,170                0                   0             690,404
                                          -----------      -----------      -----------         -----------         -----------

Property & equipment (at cost)                 98,241        2,973,792                0                   0           3,072,033
  Less accumulated depreciation               (39,200)         (69,545)               0                   0            (108,745)
                                          -----------      -----------      -----------         -----------         -----------

          Property and equipment, net          59,041        2,904,247                0                   0           2,963,288


Investment in wholly owned sub                      0                0        3,065,205(5)       (3,065,205)(7)               0

Other assets:
Deposits                                        5,850           14,000                0                   0              19,850
Due from related company                            0          293,196                0                   0             293,196
Organization costs, net of amortization       112,720                0                0                   0             112,720
                                          -----------      -----------      -----------         -----------         -----------

          Total other assets                  118,570          307,196        3,065,205          (3,065,205)            425,766
                                          -----------      -----------      -----------         -----------         -----------
                                          $   256,845      $ 3,822,613      $ 3,065,205         $(3,065,205)        $ 4,079,458
                                          ===========      ===========      ===========         ===========         ===========




                See accompanying accountants' compilation report

                                 MEDIFORCE, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                                  JUNE 30, 1998

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                           Mediforce,                                                           Pro Forma
                                              Inc.            GETI           Pro Forma          Adjustments       Totals
                                          -----------      -----------      -----------         -----------     -----------
Current liabilities:
  Accounts payable                        $    78,356      $   269,757      $         0         $         0     $   348,114
  Accrued expenses                                  0           14,731                0                   0          14,731
  Due to related company                            0          450,919                0                   0         450,919
  Loan payable - bank                          50,000                0                0                   0          50,000
  Income taxes payable                              0           22,000          (15,000)(6)               0           7,000
                                          -----------      -----------      -----------         -----------     -----------

          Total current liabilities           128,356          757,407          (15,000)                  0         870,764
                                          -----------      -----------      -----------         -----------     -----------

Long-term liabilities:
  Note payable, stockholders                  935,000                0         (742,500)(1)               0         192,500
  Loan payable - stockholders                 326,736                0         (220,000)(2)               0         106,736
                                          -----------      -----------      -----------         -----------     -----------

          Total long-term liabilities       1,261,736                0         (962,500)                  0         299,236
                                          -----------      -----------      -----------         -----------     -----------
          Total liabilities                 1,390,092          757,407         (977,500)                  0       1,170,000
                                          -----------      -----------      -----------         -----------     -----------
Stockholders' equity:
  Common stock authorized 60,000,000
    shares, par value $.004, issued
    and outstanding 9,570,603 shares              400        2,969,693       (2,969,604)             37,793          38,282
  Stock warrants                                   14                0              (14)                  0               0
  Additional paid-in capital                  456,324           55,638          (55,727)          4,034,926       4,491,161
  Treasury stock                              (11,957)               0                0                   0         (11,957)
  Retained earnings (accumulated
    deficit)                               (1,578,028)          39,874          (69,874)                  0      (1,608,028)
                                          -----------      -----------      -----------         -----------     -----------

          Total stockholders' equity       (1,133,247)       3,065,205       (3,095,219)          4,072,719       2,909,458
                                          -----------      -----------      -----------         -----------     -----------
                                          $   256,845      $ 3,822,612      $(4,072,719)        $ 4,072,719     $ 4,079,458
                                          ===========      ===========      ===========         ===========     ===========



                See accompanying accountants' compilation report

                                 MEDIFORCE, INC.
                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                       FOR THE PERIOD ENDED JUNE 30, 1998




                                                                                                Pro Forma
                               Mediforce, Inc.                    GETI                         Adjustments
                            Amount        Percent         Amount         Percent         Amount           Percent
                         -----------    -----------     -----------    -----------    -----------       -----------
Net sales                $    18,317         100.00 %   $ 1,240,742         100.00 %  $         0              0.00 %

Cost of sales                 16,230          88.61         813,909          65.60              0              0.00
                         -----------    -----------     -----------    -----------    -----------       -----------

Gross profit                   2,087          11.39         426,833          34.40              0              0.00

Operating expenses           119,825         654.17         364,959          29.41         45,000(3)           0.00
                         -----------    -----------     -----------    -----------    -----------       -----------

Operating income (loss)     (117,738)       (642.78)         61,874           4.99        (45,000)             0.00

Other income:
  Miscellaneous income        19,114         104.35               0           0.00              0              0.00
  Gains on issuance
    of stock                  74,144         404.78               0           0.00              0              0.00
                         -----------    -----------     -----------    -----------    -----------       -----------
                              93,258         509.13               0           0.00              0              0.00
                         -----------    -----------     -----------    -----------    -----------       -----------

Income (loss) before
  taxes                      (24,480)       (133.65)         61,874           4.99        (45,000)            (0.00)

Income taxes (benefit)             0           0.00          22,000           1.77        (15,000)(6)         (0.00)
                         -----------    -----------     -----------    -----------    -----------       -----------
Net income (loss)            (24,480)       (133.65)%        39,874           3.21 %      (30,000)            (0.00) %
                                        ===========                    ===========                      ===========

Accumulated deficit,
beginning                 (1,553,548)                             0                             0

Adjustment to retained
Earnings                           0                              0                       (39,874)
                         -----------    -----------     -----------                   -----------
Retained earnings,
ending (deficit)         $(1,578,028)                   $    39,874                   $   (69,874)
                         ===========                    ===========                   ===========


                                    Pro Forma
                                      Totals
                               Amount         Percent
                             -----------    -----------
Net sales                    $ 1,259,059         100.00 %

Cost of sales                    830,139          65.93
                             -----------    -----------

Gross profit                     428,920          34.07

Operating expenses               529,784          42.08
                             -----------    -----------

Operating income (loss)         (100,864)         (8.01)

Other income:
  Miscellaneous income            19,114           1.52
  Gains on issuance
    of stock                      74,144           5.89
                             -----------    -----------
                                  93,258           7.41
                             -----------    -----------

Income (loss) before taxes        (7,606)         (0.60)

Income taxes
(benefit)                          7,000           0.56
                             -----------    -----------
Net income (loss)                (14,606)         (1.16)%


Accumulated deficit,
beginning                     (1,553,548)       (123.39)

Adjustment to retained
Earnings                         (39,874)         (3.17)
                             -----------    -----------
Retained earnings,
ending (deficit)             $(1,608,028)       (127.72)%
                             ===========    ===========



                 See accompanying notes to financial statements

                                 MEDIFORCE, INC.
         UNAUDITED PRO FORMA COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                       FOR THE PERIOD ENDED JUNE 30, 1998


                                                                     Common
                                      Common Stock                Stock Warrants           Paid-in
                                  Shares        Amount          Number       Amount        Capital       Deficit
                              -----------    -----------    -----------   -----------    -----------   -----------
Balance, Mediforce, Inc.
June 30, 1998                      99,978    $       400        136,000   $        14    $   456,324   $(1,578,028)

Balance, GETI June 30, 1998                    2,969,693                                      55,638        39,874

Exchange of common
stock for debts (1)               103,125            413                                     742,087

Exchange of common
stock for debts (2)               830,000          3,230                                     216,770

Issuance of common
stock for professional
service rendered (3)               37,500            150                                      44,850       (45,000)

Purchase of GETI (5)            8,500,000         34,000                                   3,031,205

Cancellation of out-
standing stock warrants (4)                                    (136,000)   $      (14)            14

Pro forma income tax
Provision adjustment (6)                                                                                    15,000

Pro Forma elimination (7)                                                                    (55,727)      (39,874)
                              -----------    -----------    -----------   -----------    -----------   -----------

Combined Pro Forma
Balance, June 30, 1998          9,570,603    $    38,272              0   $         0    $ 4,481,161   $(1,608,028)
                              ===========    ===========    ===========   ===========    ===========   ===========



                                        Treasury                             Total
                                          Stock             Investment     Stockholders'
                                   Shares       Amount        in GETI        Deficit
                               -----------   -----------    -----------    -----------
Balance, Mediforce, Inc.
June 30, 1998                       31,000   $   (11,957)                  $(1,133,247)

Balance, GETI June 30, 1998                                                  3,065,205

Exchange of common
stock for debts (1)                                                            742,500

Exchange of common
stock for debts (2)                                                            220,000

Issuance of common
stock for professional
service rendered (3)                                                                 0

Purchase of GETI (5)                                         (3,065,205)             0

Cancellation of out-
standing stock warrants (4)                                                          0

Pro forma income tax
Provision adjustment (6)                                                        15,000

Pro Forma elimination (7)                                     3,065,205              0
                               -----------   -----------    -----------    -----------

Combined Pro Forma
Balance, June 30, 1998              31,000   $   (11,957)             0    $ 2,909,458
                               ===========   ===========    ===========    ===========


                 See accompanying notes to financial statements

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA



(1) To record bridge loan to shareholders conversion into common stock shares issued 103,125 par value .004 shares converted higher fair market value than debt owed.



(2) To record 830,000 shares for debts converted to common stock totaling $220,000 at fair market value par value .004. Debt outstanding since 1995 - valued at 2/3 of 1% a related party transaction.


(3) To record issuance of 37,500 shares for services rendered in law suit against prior supplier or company product 1/32 fair market value at transaction date.


(4) To cancel warrants outstanding. (See footnotes on warrants issued March 31, 1998 and 1997.



(5) To record exchange of 8,500,000 shares to GETI in exchange for 100% shareholder stock of GETI with stockholder equity at book value of 3,065,205 based on 6/30/98 financial statements of GETI.



(6)     To setup tax adjustment based on combined taxable income.



(7)     To record elimination entry of investment in wholly owned subsidiary
        (GETI).

                                    PART III.

ITEM 1.  INDEX TO EXHIBITS


Exhibit No.       Description of Exhibit
-----------       ----------------------
    3.1           Articles of Incorporation of Registrant

    3.2 Articles of Amendment to Articles of Incorporation of the Registrant, filed August 22, 1996

    3.3 Articles of Amendment to Articles of Incorporation of the Registrant, filed September 16, 1996

    3.4 Articles of Amendment to Articles of Incorporation of the Registrant, filed September 2, 1998

    3.5           Bylaws of the Registrant

    10.1.(a)      Promissory Note

    10.1.(b)      Promissory Note

    10.2 Employment Contract, dated October 8, 1998, between Registrant and Bradley T. Ray

    10.3 Employment Contract, dated October 9, 1998, between Registrant and Norman J. Birmingham

    10.4 Employment Contract, dated October 8, 1998, between Registrant and Charles C. Chillingworth

    10.5          Employment Contract, dated May 1, 1998, between General
                  Environmental Technologies, Inc. and Bradley T. Ray

    10.6          Employment Contract, dated May 1, 1998, between General
                  Environmental Technologies, Inc. and Norman J. Birmingham

    10.7          Employment Contract, dated May 1, 1998, between General
                  Environmental Technologies, Inc. and Charles C. Chillingworth

    10.8          Business Consulting Agreement, dated May 1, 1998, between
                  General Environmental Technologies, Inc. and Philip B. Schwab


    10.9          Lump Sum Contract, dated February 17, 1998, between Federated
                  Corporate Services, Inc., and Iroquios Corp.

    10.10         Assignment of Contract, dated May 11, 1998, between Indigo
                  Industries Incorporated and Indigo Industries, Inc., with reference to that certain Contract No. V527C-850, Demolition of Water Tower and 3 Buildings at the VA St. Albans Extended
                  Care Center, St. Albans, New York, dated July 25, 1997.

    10.11         Assignment of Contract, dated April 17, 1998, between Iroquois
                  Corp. and Iroquois Wrecking Corp., with reference to that certain Subcontract between Iroquois Corporation and Trataros
                  Construction, Inc., dated March 26, 1998.

    10.12         Agreement, dated June 14, 1998, between Iroquois Wrecking
                  Corp. and Rapid Demo.

    10.13 Agreement, dated June 15, 1998, between Iroquois Corporation and Rapid Demo.

    10.14         Agreement, dated July 10, 1998, between 95 Lorimer Street,
                  L.L.C. and Iroquois Wrecking Corp.

    10.15         License Agreement, dated May 25, 1998, between Registrant and
                  Michael Cox.

    21.1          List of Subsidiaries of the Registrant.

    21.2          Articles of Incorporation of MediForce Products, Inc.

    21.3          Bylaws of MediForce Products, Inc.

    21.4          Articles of Incorporation of General Environmental
                  Technologies, Inc., formerly known as Clean Land Company.

    21.5          Articles of Amendment to Articles of Incorporation of General
                  Environmental Technologies, Inc., filed May 21, 1998.

    21.6          Bylaws of General Environmental Technologies, Inc.

    21.7          Articles of Incorporation of Iroquois Corporation

    21.8          Bylaws of Iroquois Corporation

    21.9          Certificate of Incorporation of Iroquois Wrecking Corporation

    21.10         Bylaws of Iroquois Wrecking Corporation

    21.11         Articles of Incorporation of Indigo Industries, Inc.

    21.12         Bylaws of Indigo Industries, Inc.

    23.1          Consent of Weinberg & Company, P.A., independent auditors.


                                   SIGNATURES


In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          MediForce, Inc.


Date: November 13, 1998                  By: /s/ Norman J. Birmingham
                                             -------------------------------
                                             Norman J. Birmingham
                                             Chief Financial Officer